EXHIBIT 34.1

INDEPENDENT ACCOUNTANT'S ATTESTATION REPORT CONCERNING SERVICING
ACTIVITIES OF ACS EDUCATION SERVICES, INC. FOR THE YEAR ENDED
DECEMBER 31, 2006

AFFILIATED COMPUTER SERVICES, INC.
EDUCATION SERVICES

SEC Regulation AB (Asset-Backed Securities)
Compliance Attestation for Servicers

Year Ended December 31, 2006

AFFILIATED COMPUTER SERVICES, INC.
EDUCATION SERVICES

Table of Contents

Page

Report of Independent Registered Public Accounting Firm	1

ACS Education Services Management Assessment	3

Appendix

A	Servicing Criteria Addressed in ACS Education Services' Management Assessment	4

B	Individual Asset-Backed Transactions and Securities Defined as the Platform Addressed in ACS Education Services' Management Assessment	7

Report of Independent Registered Public Accounting Firm

The Board of Directors
Affiliated Computer Services, Inc.
Education Services:

We have examined Affiliated Computer Services, Inc. (ACS) Education Services’ compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for student loan backed security transactions (the Platform), except for servicing criteria 1122(d)(1)(iii), 1122(d)(2)(iii)-(iv), 1122(d)(3)(i)-(iv), 1122(d)(4)(iii), 1122(d)(4)(x)-(xiii) and 1122(d)(4)(xv), which ACS Education Services has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2006. Appendix B to the accompanying ACS Education Services Management Assessment identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for ACS Education Services’ compliance with those servicing criteria. Our responsibility is to express an opinion on ACS Education Services’ compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about ACS Educations Services’ compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether ACS Education Services processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by ACS Education Services during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by ACS Education Services during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on ACS Education Services’ compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with servicing criterion 1122(d)(1)(iv) related to fidelity bond and errors and omissions policy applicable to ACS Education Services during the year ended December 31, 2006. ACS Education Services’ fidelity bond and errors and omissions policy coverage were not in compliance with requirements of the servicing agreement with College Loan Corporation.

As described in the accompanying Management Assessment Report, for servicing criteria 1122(d)(2)(i) and 1122(d)(4)(iv) ACS Education Services has engaged a vendor to perform the activities required by these servicing criteria. ACS Education Services has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and ACS Education Services has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (Interpretation 17.06). As permitted by Interpretation 17.06, ACS Education Services has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to the vendor. ACS Education Services is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to ACS Education Services’ eligibility to apply Interpretation 17.06.

In our opinion, except for the material noncompliance described above, ACS Education Services complied, in all material respects, with the aforementioned servicing criteria, including servicing criteria 1122(d)(2)(i) and 1122(d)(4)(iv) for which compliance is determined based on Interpretation 17.06 as described above, as of and for the year ended December 31, 2006.

KPMG LLP

Sacramento, California
March 12, 2007